SCHEDULE A

The Following Portfolios are included under the terms of this Amendment:

1.  PBHG Advisor Core Value Fund
2.  PBHG Advisor Value Opportunities Fund
3.  PBHG Advisor New Contrarian Fund
4.  PBHG Advisor REIT Fund
5.  PBHG Advisor Blue Chip Growth Fund
6.  PBHG Advisor Growth Opportunities Fund
7.  PBHG Advisor Enhanced Equity Fund
8.  PBHG Advisor Trend Fund
9.  PBHG Advisor Large Cap Concentrated Fund
10. PBHG Advisor Growth II Fund
11. PBHG Advisor New Opportunities Fund
12. PBHG Advisor Global Technology & Communications Fund
13. PBHG Advisor Master Fixed Income Fund
14. PBHG Advisor High Yield Fund
15. PBHG Advisor Cash Reserves Fund
16. PBHG Advisor Short-Term Government Fund
17. PBHG Advisor Defensive Equity Fund

Dated: June 4, 1998